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                                                                      EXHIBIT 23



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
ONEOK, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-41263) on Form S-8 of ONEOK, Inc. of our report dated June 18, 2001 relating to the statements of net assets available for benefits of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended and related schedules, which report appears in the December 31, 2000 annual report on Form 11-K of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries.

                                    KPMG LLP



Tulsa, Oklahoma
June 27, 2001